FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES RECORD TOTAL EARNINGS OF $125.5 MILLION AND TOTAL ASSETS OF $10.4 BILLION AT DECEMBER 31, 2007

LOS ANGELES, Jan. 24 /PRNewswire-FirstCall/ --  Cathay General Bancorp (the “Company”, Nasdaq: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the fourth quarter and for the year ended December 31, 2007.

STRONG FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net income	$30.9 million	$30.5 million	$125.5 million	$117.6 million
Basic earnings per share	$0.62	$0.59	$2.49	$2.29
Diluted earnings per share	$0.62	$0.58	$2.46	$2.27
Return on average assets	1.23%	1.54%	1.38%	1.60%
Return on average stockholders' equity	12.70%	13.03%	13.28%	13.61%
Efficiency ratio	38.62%	38.82%	38.38%	37.88%

FOURTH QUARTER HIGHLIGHTS

•	Fourth quarter earnings increased $392,000, or 1.3%, compared to the same quarter a year ago.
•	Diluted earnings per share reached $0.62, increasing 6.9% compared to the same quarter a year ago.
•	Return on average assets was 1.23% for the quarter ended December 31, 2007, compared to 1.46% for the quarter ended September 30, 2007, and 1.54% for the same quarter a year ago.
•	Return on average stockholders’ equity was 12.70% for the quarter ended December 31, 2007, compared to 14.45% for the quarter ended September 30, 2007, and 13.03% for the same quarter a year ago.
•	Gross loans increased by $244.2 million, or 3.8%, for the quarter to $6.7 billion at December 31, 2007, from $6.4 billion at September 30, 2007.
•	Total assets were $10.4 billion at December 31, 2007, which increased by $774.2 million, or 8.0%, from $9.6 billion at September 30, 2007.

FULL YEAR HIGHLIGHTS

•
Record net income for 2007 was $125.5 million, which increased $7.9 million, or 6.7%, over 2006. This strong earnings performance resulted in an increase of 8.4% in diluted earnings per share to $2.46 compared with diluted earnings per share of $2.27 a year ago.

•	Total assets increased by $2.4 billion, or 29.5%, to $10.4 billion at December 31, 2007, from year-end 2006 of $8.0 billion.
•	Gross loans increased $936.1 million, or 16.3%, to $6.7 billion at December 31, 2007, from $5.7 billion at December 31, 2006.

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•	Deposit balances at December 31, 2007, grew to $6.3 billion, an increase of $603.1 million, or 10.6%, compared to deposit balances of $5.7 billion at December 31, 2006.

“We are pleased to report another year of record earnings despite this challenging economic environment. We continue to focus on credit quality and maintaining strong capital levels,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“We are concentrating on increasing core deposits and managing the cost of deposits in this declining interest rate environment,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“We are optimistic that 2008 should be another year of solid growth for Cathay General Bancorp as our operations outside of California gain increased momentum,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

The comparability of financial information is affected by our acquisitions. Operating results included the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

Net interest income before provision for loan losses increased $8.0 million, or 11.1%, to $80.4 million during the fourth quarter of 2007 from $72.4 million during the same quarter a year ago. The increase was due primarily to the strong growth in loans and investment securities.

The net interest margin, on a fully taxable-equivalent basis, was 3.43% for the fourth quarter of 2007. The net interest margin decreased 26 basis points from 3.69% in the third quarter of 2007 and decreased 58 basis points from 4.01% in the fourth quarter of 2006. The decrease in the net interest margin from the same quarter a year ago was primarily a result of the lag in the downward repricing of certificates of deposit. The decrease in the net interest margin from the third quarter of 2007 was primarily due to a significant increase in the average balance for investment securities, which have a lower yield compared to loans, and the lag in the downward repricing of certificates of deposit.

For the fourth quarter of 2007, the yield on average interest-earning assets was 7.01% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 4.12%. In comparison, for the fourth quarter of 2006, the yield on average interest-earning assets was 7.53% and cost of funds on average interest-bearing liabilities equaled 4.20%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased to 2.89% for the quarter ended December 31, 2007, from 3.33% for the same quarter a year ago primarily due to the reasons discussed above.

Provision for loan losses

The provision for loan losses was $5.7 million for the fourth quarter of 2007 compared to zero provision for loan losses for the fourth quarter of 2006 and a $2.2 million provision for loan losses for the third quarter of 2007. The provision for loan losses was $11.0 million for 2007 and $2.0 million for 2006. The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2007. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio. The following table summarizes the charge-offs and recoveries for the periods as indicated:

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	For the three months ended December 31,		For the year ended December 31,
(Dollars in thousands)	2007	2006	2007	2006

Charge-offs:
Commercial loans	$1,250	$1,147	$7,503	$1,985
Construction loans	788	-	978	-
Real estate loans	540	-	1,570	3
Installment and other loans	22	38	23	42
Total charge-offs	2,600	1,185	10,074	2,030
Recoveries:
Commercial loans	114	299	3,025	1,243
Construction loans	-	-	190	-
Real estate loans	63	37	265	41
Installment and other loans	5	6	32	31
Total recoveries	182	342	3,512	1,315
Net Charge-offs / (Recoveries)	$2,418	$843	$6,562	$715

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, gains from sales of premises and equipment and other sources of fee income, was $6.6 million for the fourth quarter of 2007, an increase of $1.4 million, or 25.8%, compared to non-interest income of $5.2 million for the fourth quarter of 2006. Non-interest income increased in the fourth quarter of 2007 primarily due to higher venture capital gains of $756,000, an increase in gains on sale of available-for-sale securities of $577,000 and an increase in letter of credit commissions of $240,000, or 17.6% partially offset by a $746,000 other-than-temporary impairment write-down of the Company’s investment in the common stock of Broadway Financial Corporation.

Non-interest expense

Non-interest expense increased $3.5 million, or 11.5%, to $33.6 million in the fourth quarter of 2007 compared to $30.1 million in the same quarter a year ago. The efficiency ratio was 38.62% for the fourth quarter of 2007 compared to 38.82% in the year ago quarter and 37.46% for the third quarter of 2007.

The increase of non-interest expense in the fourth quarter of 2007 compared to the same period a year ago was primarily due to the following:

•	Salaries and employee benefits increased $1.8 million, or 10.7%, due primarily to the Company’s acquisitions, the hiring of additional staff and higher bonus accruals.
•	Occupancy expense increased $406,000, or 15.2%, primarily due to the opening of new branches.
•
Professional services expense increased $757,000, or 40.1%, due primarily to increases of $438,000 in collection expenses because collection expenses in the fourth quarter of 2006 were low as a result of reimbursements from borrowers, and an increase in consulting expenses of $122,000 related to a new telephone system.

•
Expense from operations of affordable housing investments increased $331,000, or 24.5%, to $1.7 million compared to $1.4 million in the same quarter a year ago as a result of additional investments in affordable housing projects.

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•	Other operating expense increased $392,000, or 17.5%, primarily due to increases in communication expenses, recruiting expenses, seminar expenses, and other miscellaneous expenses.

Income taxes

The effective tax rate was 35.2% for the fourth quarter of 2007, compared to 35.7% for the same quarter a year ago, and 36.2% for the full year 2007, and 36.4% for the full year 2006.

BALANCE SHEET REVIEW

Total assets increased by $2.4 billion, or 29.5%, to $10.4 billion at December 31, 2007, from year-end 2006 total assets of $8.0 billion. The increase in total assets was represented primarily by increases in loans, investment securities and securities purchased under agreements to resell.

Securities purchased under agreements to resell increased $516.1 million and long-term certificates of deposit increased $50.0 million in 2007 due to attractive rates available on these investments. Securities available-for-sale increased by $825.4 million in 2007 primarily due to purchases of agency mortgage backed securities.

The growth of gross loans to $6.7 billion as of December 31, 2007, from $5.7 billion as of December 31, 2006, represents an increase of $936.1 million, or 16.3%, primarily due to increases in commercial mortgage loans and commercial loans and $38.6 million from the acquisition of United Heritage Bank on March 30, 2007.

The changes in the loan composition from December 31, 2006, are presented below:

Type of Loans:	December 31, 2007	December 31, 2006	% Change
	(Dollars in thousands)
Commercial	$1,432,694	$1,243,756	15
Residential mortgage	555,703	455,949	22
Commercial mortgage	3,762,689	3,226,658	17
Equity lines	108,004	118,473	(9)
Real estate construction	802,397	685,206	17
Installment	15,099	13,257	14
Other	7,059	4,247	66
Gross loans and leases	$6,683,645	$5,747,546	16

Allowance for loan losses	(64,983)	(60,220)	8
Unamortized deferred loan fees	(10,583)	(11,984)	(12)
Total loans and leases, net	$6,608,079	$5,675,342	16

Total deposits increased $603.1 million, or 10.6%, to $6.3 billion at December 31, 2007, from $5.7 billion at December 31, 2006, of which $54.2 million resulted from the acquisition of United Heritage Bank at March 30, 2007. The changes in the deposit composition from December 31, 2006, are presented below:

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Deposits	December 31, 2007	December 31, 2006	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$785,364	$781,492	0
NOW	231,583	239,589	(3)
Money market	681,783	657,689	4
Savings	331,316	358,827	(8)
Time deposits under $100,000	1,311,251	1,007,637	30
Time deposits of $100,000 or more	2,937,070	2,630,072	12
Total deposits	$6,278,367	$5,675,306	11

At December 31, 2007, brokered deposits increased $384.9 million to $632.6 million from $247.7 million at December 31, 2006.

Securities sold under agreement to repurchase increased $991.0 million from $400.0 million at December 31, 2006, to $1.4 billion at December 31, 2007. Advances from the Federal Home Loan Bank increased $660.5 million to $1.4 billion at December 31, 2007, compared to $714.7 million at December 31, 2006. Long-term debt increased $67.0 million from $104.1 million at December 31, 2006 to $171.1 million at December 31, 2007.

ASSET QUALITY REVIEW

At December 31, 2007, total non-accrual loans included two construction loans totaling $12.6 million ($6.6 million in Los Angeles County and $6.0 million in the Central Valley) that were placed on nonaccrual status upon receipt of appraisals indicating that the appraised value of the collateral is below the loan amounts. In addition, during the fourth quarter, two land development loans in Los Angeles County totaling $6.4 million were placed on nonaccrual status, three land loans in Northern California totaling $4.2 million were placed on nonaccrual status and a condominium conversion loan in San Diego County for $3.2 million, net of a chargeoff of $0.7 million, was placed on nonaccrual status. Nonaccrual loans in Texas totaled $10.4 million of which $4.9 million has paid off subsequent to December 31, 2007. Subsequent to December 31, 2007, $3.3 million of loans have been restored to accrual status. In addition, the foreclosure of a $4.5 million nonaccrual loan in San Jose County is expected to be completed in February, 2008. Non-performing assets to gross loans and other real estate owned was 1.25% at December 31, 2007, compared to 0.62% at December 31, 2006. Total non-performing assets increased $48.1 million to $83.7 million at December 31, 2007, compared with $35.6 million at December 31, 2006, primarily due to a $35.9 million increase in non-accrual loans, a $10.9 million increase in other real estate owned and a $1.3 million increase in accruing loans past due 90 days or more.

At December 31, 2007, other real estate owned is comprised of three properties, an $8.9 million apartment building in Texas, a $6.8 million shopping center in Texas which is in escrow to be sold prior to the end of the first quarter of 2007 and a $0.4 million retail building in New York State. Included in troubled debt restructured loans at December 31, 2007, is an $11.7 million condominium conversion construction loan for a project in San Diego County where the interest rate has been reduced to 6.0%. Subsequent to December 31, 2007, $6.8 million of loans past due ninety days and still on accrual status have been renewed or brought current.

The allowance for loan losses amounted to $65.0 million at December 31, 2007, and represented the amount that the Company believes to be sufficient to absorb probable loan losses inherent in the Company’s loan portfolio. This was after the Company reclassified $4.6 million for unfunded loan commitments from the allowance for loan losses to other liabilities. This presentation does not lower the total reserve for credit losses. Amounts presented prior to December 31, 2007 have been restated to conform with the current reporting period. The allowance for credit losses, the sum of allowance for loan losses and allowance for off-balance sheet unfunded credit commitments, were $69.6 million at December 31, 2007 and $64.7 million at December 31, 2006. The allowance for credit losses represented 1.04% of period-end gross loans and 103% of non-performing loans at December 31, 2007. The comparable ratios were 1.13% of gross loans and 213% of non-performing loans at December 31, 2006. Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	December 31, 2007	December 31, 2006	% Change
Non-performing assets
Accruing loans past due 90 days or more	$9,265	$8,008	16
Non-accrual loans:
Construction	29,677	5,786	413
Commercial real estate	19,963	1,276	1,464
Commercial	6,664	14,425	(54)
Real Estate Mortgage	1,971	835	136
Total non-accrual loans:	$58,275	$22,322	161
Total non-performing loans	67,540	30,330	123
Other real estate owned	16,147	5,259	207
Total non-performing assets	$83,687	$35,589	135
Troubled debt restructurings	$12,601	$955	1,219

Allowance for loan losses	$64,983	$60,220	8
Allowance for off-balance sheet credit commitments	4,576	4,469	2
Allowance for credit losses	$69,559	$64,689	8

Total gross loans outstanding, at period-end	$6,683,645	$5,747,546	16

Allowance for loan losses to non-performing loans, at period-end	96.21%	198.55%
Allowance for loan losses to gross loans, at period-end	0.97%	1.05%

Allowance for credit losses to non-performing loans, at period-end	102.99%	213.28%
Allowance for credit losses to gross loans, at period-end	1.04%	1.13%

CAPITAL ADEQUACY REVIEW

At December 31, 2007, the Tier 1 risk-based capital ratio of 9.09%, total risk-based capital ratio of 10.52%, and Tier 1 leverage capital ratio of 7.83%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6.00%, a total risk-based capital ratio equal to or greater than 10.00%, and a Tier 1 leverage capital ratio equal to or greater than 5.00%. At December 31, 2006, the Company’s Tier 1 risk-based capital ratio was 9.40%, the total risk-based capital ratio was 11.00%, and Tier 1 leverage capital ratio was 8.98%.

During the fourth quarter of 2007, the Company repurchased 549,650 shares of its common stock for $15.5 million, or $28.23 average cost per share. In 2007, the Company repurchased 2,829,203 shares of its common stock for $92.4 million, or $32.67 average cost per share. At December 31, 2007, 622,500 shares remain under the Company’s November 16, 2007, repurchase program.

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YEAR-TO-DATE REVIEW

Net income was $125.5 million, or $2.46 per diluted share for the year ended December 31, 2007, an increase of $7.9 million, or 6.7%, in net income over the $117.6 million, or $2.27 per diluted share for the same period a year ago due primarily to increases in net interest income. The net interest margin for the year ended December 31, 2007, decreased 50 basis points to 3.67% compared to 4.17% for the same period a year ago.

Return on average stockholders’ equity was 13.28% and return on average assets was 1.38% for the year ended December 31, 2007, compared to a return on average stockholders’ equity of 13.61% and a return on average assets of 1.60% for the same period of 2006. The efficiency ratio for the year December 31, 2007, was 38.38% compared to 37.88% for the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong and a representative office in Taipei and in Shanghai. Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

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Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$80,445	$72,409	11	$309,521	$279,283	11
Provision for credit losses	5,700	-	100	11,000	2,000	450
Net interest income after provision for credit losses	74,745	72,409	3	298,521	277,283	8
Non-interest income	6,582	5,234	26	27,487	21,464	28
Non-interest expense	33,612	30,140	12	129,348	113,918	14
Income before income tax expense	47,715	47,503	0	196,660	184,829	6
Income tax expense	16,799	16,979	(1)	71,191	67,259	6
Net income	$30,916	$30,524	1	$125,469	$117,570	7

Net income per common share:
Basic	$0.62	$0.59	5	$2.49	$2.29	9
Diluted	$0.62	$0.58	7	$2.46	$2.27	8

Cash dividends paid per common share	$0.105	$0.090	17	$0.405	$0.360	13

SELECTED RATIOS
Return on average assets	1.23%	1.54%	(20)	1.38%	1.60%	(14)
Return on average stockholders’ equity	12.70%	13.03%	(3)	13.28%	13.61%	(2)
Efficiency ratio	38.62%	38.82%	(1)	38.38%	37.88%	1
Dividend payout ratio	16.92%	15.20%	11	16.36%	15.67%	4

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	7.01%	7.53%	(7)	7.28%	7.31%	(0)
Total interest-bearing liabilities	4.12%	4.20%	(2)	4.21%	3.78%	11
Net interest spread	2.89%	3.33%	(13)	3.07%	3.53%	(13)
Net interest margin	3.43%	4.01%	(14)	3.67%	4.17%	(12)

CAPITAL RATIOS	December 31, 2007		December 31, 2006
Tier 1 risk-based capital ratio	9.09%		9.40%
Total risk-based capital ratio	10.52%		11.00%
Tier 1 leverage capital ratio	7.83%		8.98%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2007	December 31, 2006	% change
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$118,437	$114,798	3
Federal funds sold	-	18,000	(100)
Cash and cash equivalents	118,437	132,798	(11)
Short-term investments	2,278	16,379	(86)
Securities purchased under agreements to resell	516,100	-	100
Long-term certificates of deposit	50,000	-	100
Securities available-for-sale (amortized cost of $2,348,606 at December 31, 2007 and $1,543,667 at December 31, 2006)	2,347,665	1,522,223	54
Trading securities	5,225	5,309	(2)
Loans	6,683,645	5,747,546	16
Less: Allowance for loan losses	(64,983)	(60,220)	8
Unamortized deferred loan fees, net	(10,583)	(11,984)	(12)
Loans, net	6,608,079	5,675,342	16
Federal Home Loan Bank stock	65,720	34,348	91
Other real estate owned, net	16,147	5,259	207
Affordable housing investments, net	94,000	87,289	8
Premises and equipment, net	76,848	72,934	5
Customers’ liability on acceptances	53,148	27,040	97
Accrued interest receivable	53,032	39,267	35
Goodwill	319,873	316,752	1
Other intangible assets, net	36,097	42,987	(16)
Other assets	39,883	53,050	(25)
Total assets	$10,402,532	$8,030,977	30

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$785,364	$781,492	0
Interest-bearing deposits:
NOW deposits	231,583	239,589	(3)
Money market deposits	681,783	657,689	4
Savings deposits	331,316	358,827	(8)
Time deposits under $100,000	1,311,251	1,007,637	30
Time deposits of $100,000 or more	2,937,070	2,630,072	12
Total deposits	6,278,367	5,675,306	11

Federal funds purchased	41,000	50,000	(18)
Securities sold under agreement to repurchase	1,391,025	400,000	248
Advances from the Federal Home Loan Bank	1,375,180	714,680	92
Other borrowings	8,301	10,000	(17)
Other borrowings from affordable housing investments	19,642	19,981	(2)
Long-term debt	171,136	104,125	64
Acceptances outstanding	53,148	27,040	97
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	84,314	78,271	8
Total liabilities	9,430,613	7,087,903	33
Commitments and contingencies	-	-	-
Total stockholders’ equity	971,919	943,074	3
Total liabilities and stockholders’ equity	$10,402,532	$8,030,977	30

Book value per share	$19.70	$18.16	8
Number of common stock shares outstanding	49,336,187	51,930,955	(5)

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$123,928	$114,888	$480,769	$419,454
Investment securities- taxable	29,282	19,766	100,663	66,071
Investment securities- nontaxable	382	614	2,007	2,730
Federal Home Loan Bank stock	659	495	2,348	1,594
Agency preferred stock	174	294	686	1,094
Federal funds sold and securities purchased under agreements to resell	8,927	35	24,309	195
Deposits with banks	1,201	121	4,489	380
Total interest and dividend income	164,553	136,213	615,271	491,518

INTEREST EXPENSE
Time deposits of $100,000 or more	34,698	30,517	132,225	104,328
Other deposits	20,539	17,781	77,278	55,763
Securities sold under agreements to repurchase	11,911	4,500	35,037	15,683
Advances from Federal Home Loan Bank	13,142	8,160	48,072	27,475
Long-term debt	3,183	2,004	11,240	5,363
Short-term borrowings	635	842	1,898	3,623
Total interest expense	84,108	63,804	305,750	212,235

Net interest income before provision for credit losses	80,445	72,409	309,521	279,283
Provision for credit losses	5,700	-	11,000	2,000
Net interest income after provision for credit losses	74,745	72,409	298,521	277,283

NON-INTEREST INCOME
Securities gains/(losses), net	542	(35)	810	201
Letters of credit commissions	1,602	1,362	5,951	5,409
Depository service fees	1,234	1,169	4,763	4,799
Gains from sale of premises and equipment	2	-	2,716	-
Other operating income	3,202	2,738	13,247	11,055
Total non-interest income	6,582	5,234	27,487	21,464

NON-INTEREST EXPENSE
Salaries and employee benefits	18,193	16,440	68,949	62,500
Occupancy expense	3,080	2,674	12,115	10,118
Computer and equipment expense	2,391	2,332	9,600	7,876
Professional services expense	2,645	1,888	9,304	7,284
FDIC and State assessments	293	256	1,097	1,017
Marketing expense	896	1,130	3,309	3,459
Other real estate owned expense	50	83	334	596
Operations of affordable housing investments	1,681	1,350	6,609	5,377
Amortization of core deposit intangibles	1,755	1,751	7,053	6,529
Other operating expense	2,628	2,236	10,978	9,162
Total non-interest expense	33,612	30,140	129,348	113,918

Income before income tax expense	47,715	47,503	196,660	184,829
Income tax expense	16,799	16,979	71,191	67,259
Net income	30,916	30,524	125,469	117,570
Other comprehensive gain/(loss), net of tax	9,315	(105)	11,883	826
Total comprehensive income	$40,231	$30,419	$137,352	$118,396

Net income per common share:
Basic	$0.62	$0.59	$2.49	$2.29
Diluted	$0.62	$0.58	$2.46	$2.27

Cash dividends paid per common share	$0.105	$0.090	$0.405	$0.360
Basic average common shares outstanding	49,630,914	51,793,432	50,418,303	51,234,596
Diluted average common shares outstanding	50,061,883	52,298,620	50,975,449	51,804,495

(more)

CATHAY GENERAL BANCORP
AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
	For the three months ended,
(In thousands)	December 31, 2007		December 31, 2006		September 30, 2007
Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$6,574,603	7.48%	$5,628,885	8.10%	$6,298,452	7.81%
Taxable investment securities	2,115,571	5.49%	1,442,358	5.44%	1,769,245	5.63%
Tax-exempt investment securities (2)	51,098	6.41%	77,977	6.86%	55,217	6.62%
FHLB & FRB stock	55,637	4.70%	34,917	5.62%	50,297	5.04%
Federal funds sold and securities purchased under agreements to resell	466,084	7.60%	2,744	5.06%	371,413	8.13%
Deposits with banks	60,316	7.90%	13,068	3.67%	71,843	6.89%
Total interest-earning assets	$9,323,309	7.01%	$7,199,949	7.53%	$8,616,467	7.34%

Interest-bearing liabilities
Interest-bearing demand deposits	$229,450	1.03%	$231,415	1.27%	$233,116	1.28%
Money market	755,556	2.97%	636,143	2.94%	699,679	3.18%
Savings deposits	335,504	0.77%	359,894	0.99%	342,971	1.01%
Time deposits	4,130,688	4.64%	3,609,594	4.61%	3,935,125	4.77%
Total interest-bearing deposits	$5,451,198	4.02%	$4,837,046	3.96%	$5,210,891	4.15%
Federal funds purchased	45,859	4.65%	43,940	5.40%	22,863	4.84%
Securities sold under agreements to repurchase	1,267,643	3.73%	400,000	4.46%	1,041,577	3.76%
Other borrowed funds	1,155,823	4.54%	635,190	5.25%	978,759	4.65%
Long-term debt	171,136	7.38%	104,125	7.64%	171,136	7.38%
Total interest-bearing liabilities	8,091,659	4.12%	6,020,301	4.20%	7,425,226	4.24%

Non-interest-bearing demand deposits	798,292		786,132		774,513
Total deposits and other borrowed funds	$8,889,951		$6,806,433		$8,199,739
Total average assets	$9,986,980		$7,844,168		$9,263,156
Total average stockholders’ equity	$965,805		$929,564		$933,562

	For the twelve months ended,
(In thousands)	December 31, 2007		December 31, 2006
Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases	$6,170,505	7.79%	$5,310,564	7.90%
Taxable investment securities	1,800,930	5.59%	1,304,325	5.07%
Tax-exempt investment securities (2)	61,932	6.51%	83,349	6.85%
FHLB & FRB stock	50,293	4.67%	32,475	4.91%
Federal funds sold and securities purchased under agreements to resell	318,778	7.63%	4,340	4.49%
Deposits with banks	62,101	7.23%	15,091	2.52%
Total interest-earning assets	$8,464,539	7.28%	$6,750,144	7.31%

Interest-bearing liabilities
Interest-bearing demand deposits	$232,114	1.22%	$237,113	1.18%
Money market deposits	699,606	3.08%	599,210	2.69%
Savings deposits	344,066	0.95%	374,570	0.91%
Time deposits	3,852,468	4.72%	3,344,931	4.12%
Total interest-bearing deposits	$5,128,254	4.09%	$4,555,824	3.51%
Federal funds purchased	32,190	5.01%	43,407	5.06%
Securities sold under agreements to repurchase	941,380	3.72%	374,356	4.19%
Other borrowed funds	1,010,574	4.79%	578,181	5.00%
Long-term debt	151,478	7.42%	66,907	8.02%
Total interest-bearing liabilities	7,263,876	4.21%	5,618,675	3.78%

Non-interest-bearing demand deposits	782,347		761,991
Total deposits and other borrowed funds	$8,046,223		$6,380,666
Total average assets	$9,111,671		$7,345,020
Total average stockholders’ equity	$944,528		$863,641

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions.